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As filed with the Securities and Exchange Commission on October 24, 2006

Registration No. 333-138168

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

DOUGLAS EMMETT, INC.
(Exact name of registrant as specified in its governing instruments)

808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
(310) 255-7700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William Kamer
Chief Financial Officer
808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
(310) 255-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq. Jennifer A. Bensch, Esq. Rand S. April, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 Telephone: (213) 687-5000	Julian T. H. Kleindorfer, Esq. Edward Sonnenschein, Jr., Esq. Martha B. Jordan, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Telephone: (213) 485-1234

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-138168

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Explantatory Note

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-138168) is being filed pursuant to Rule 462(d) solely for the purpose of adding Exhibit 23.3 to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.    Financial Statements and Exhibits.

(B)    Exhibits.    The following exhibits are filed as part of this Registration Statement.

Exhibits
5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.(1)
23.1	Consent of Venable LLP (included in Exhibit 5.1).(1)
23.3	Consent of Ernst & Young LLP.
24.1	Power of Attorney.(2)

(1)
Previously filed with the Registrant's Registration Statement on Form S-11 (File No. 333-138168) filed with the Commission on October 23, 2006.

(2)
Filed as Exhibit 24.1 to the Registrant's Registration Statement on Form S-11 (File No. 333-135082) filed with the Commission on June 16, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, state of California, on October 24, 2006.

DOUGLAS EMMETT, INC
By:	/s/ JORDAN KAPLAN
Name: Jordan Kaplan Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JORDAN KAPLAN Jordan Kaplan	Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2006
* William Kamer	Chief Financial Officer (Principal Financial Officer)	October 24, 2006
* Barbara J. Orr	Chief Accounting Officer (Principal Accounting Officer)	October 24, 2006
* Dan A. Emmett	Chairman of the Board of Directors	October 24, 2006
*By:	/s/ JORDAN KAPLAN Jordan Kaplan Attorney-in-fact

EXHIBIT INDEX

Exhibits
5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.(1)
23.1	Consent of Venable LLP (included in Exhibit 5.1).(1)
23.3	Consent of Ernst & Young LLP.
24.1	Power of Attorney.(2)

(1)
Previously filed with the Registrant's Registration Statement on Form S-11 (File No. 333-138168) filed with the Commission on October 23, 2006.

(2)
Filed as Exhibit 24.1 to the Registrant's Registration Statement on Form S-11 (File No. 333-135082) filed with the Commission on June 16, 2006.

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Explantatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX